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                                                                   EXHIBIT 10.15



          AMENDMENT #2 TO IGNITE LLC/LIONS GATE FILMS, INC. AGREEMENT
                              OF FEBRUARY 15, 2001


     Amendment made as of this 13th day of May, 2002 between Ignite LLC and Lions Gate Films, Inc.

     Reference is hereby made to the February 15, 2001 Agreement between Ignite LLC and Lions Gate Films, Inc. (the "Agreement").

     Section 2.c. shall hereby be deemed deleted from the Agreement and the following shall hereby be inserted into the Agreement in its place.

2.c. FEES TO IGNITE LLC. Any Project optioned, acquired or developed by the Fund and subsequently produced by the Company shall result in:

      (i) FLAT FEE: A flat fee ("Producing Fee") equal to $150,000 being paid to Ignite LLC, on a 20/60/10/10 basis, increasing at a rate of 15% per Project produced hereunder on an annual basis (February to February (the "Annual Period") with increase based on the basic $150,000 such that it goes to $172,500 and then $195,000) with the fee reverting back to $150,000 at the beginning of each succeeding year; and

      (ii) CASH-BREAKEVEN CONTINGENT COMPENSATION: Contingent compensation to Ignite LLC as follows: (a) 2% of Gross Receipts at Cash-Breakeven up to the amount which is two times the Producing Fee payable to Ignite in connection with the subject Project; (b) thereafter, 2% of Gross Receipts at Cash-Breakeven (inclusive of Breakeven Fees of 10%) up to an additional amount which is equal to two times the Producing Fee payable to Ignite in connection with the subject Project. In no event shall the contingent compensation payable pursuant to this subsection exceed a cap equal to four times the Producing Fee payable to Ignite in connection with the subject Project. For purposes of this Agreement, "Cash-Breakeven" shall be defined as that point in time, if ever, when a sum equal to one hundred percent (100%) of the Total Gross Receipts, less the "Breakeven Expenses" and the "Breakeven Fees" (if any), both on an accrual and rolling basis, equals zero. For purposes of this Agreement, "Breakeven Expenses" shall mean all actual, direct, third party expenses including, without limitation the negative cost of the Picture, all P&A expenses related to the domestic release of the Picture, all foreign distribution expenses, a reasonable reserve for residuals and supplemental payments, home video marketing and duplication costs, plus actual interest (on all of the foregoing except reserves), creative participations actually paid and deferments actually paid prior to Cash Breakeven. For purposes of this Agreement, "Breakeven Fees" (if applicable) shall mean the specified percentage of the Total Gross Receipts; and

      (iii) AGR CONTINGENT COMPENSATION: Contingent compensation to Ignite LLC equal to 15% of Lions Gate's Adjusted Gross Receipts (all gross revenues received by or credited to Lions Gate, its parent, affiliates and subsidiary companies arising from the

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            exploitation of the Project in any and all media (now known or hereafter devised) after deduction by Lions Gate on a continuous basis of (i) distribution fees calculated as follows: 20% of U.S. Gross receipts and 20% of foreign receipts (provided that if Lions Gate engages a third party distributor with respect to any foreign territory, in no event shall the aggregate distribution fees exceed 35%); (ii) all actual third-party out-of-pocket distribution expenses (including a reasonable reserve for guild residuals) plus actual interest thereon; (iii) recoupment of Lions Gate contribution to the negative cost of the Project (i.e., all costs related to the development and production of the Project, specifically excluding overhead charges or allocations) plus actual interest thereon; (iv) all other mutually approved deferments paid to third-parties; and
            (v) any Flat Fee and Cash-Breakeven Contingent Compensation amounts paid or payable to Ignite LLC pursuant to subsections 2.c.(i) and 2.c.(ii) hereinabove.)

     Ignite LLC shall receive fees and contingent compensation on any subsequent production based on any Project as set forth herein. Notwithstanding the foregoing, on any Project with a budget less than $3.0 million, the parties hereto agree to negotiate Ignite LLC's fee in good faith. The Producer Fees are for the exclusive benefit of Ignite LLC's shareholders.


ACCEPTED AND AGREED:


LIONS GATE FILMS, INC.

By:   _________________________________

Its:  _________________________________



IGNITE LLC

By:   _________________________________

Its:  _________________________________